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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)
       NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222


                   THE LOEWEN GROUP EXPANDING SEARCH COMMITTEE

                                FOR NEW DIRECTORS

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VANCOUVER, BC, December 1, 1998 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN)
announced today that the Board of Directors is expanding its search committee to identify and recommend three new members to join the Company's Board of Directors. The Company said it plans to accelerate the process of identifying and selecting three qualified outside directors to replace the management directors who have agreed to retire from the board before the Company's annual meeting in May of 1999.

The expanded search committee will be comprised of three current Loewen independent directors, including The Right Honorable John N. Turner, former Prime Minister of Canada, Charles B. Loewen (no relation to Raymond L. Loewen) and James D. McLennan, as well as Thomas M. Taylor, President of TMI-FW, Inc., beneficial owner of approximately nine percent of the Company's Common Stock. The Company is currently engaged in discussions with other major institutional shareholders, with the objective of appointing two additional nominees for the search committee.

Commenting on the announcement, Robert Lundgren, President, Chief Executive Officer and Co-Chairman said, "We look forward to the perspective of Mr. Taylor and other shareholder designees in helping the Company identify new Board


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members who can add value to our on-going efforts to improve the Company's performance and maximize long-term shareholder value."

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com